                                                           EXHIBIT 99.22 (P) (2)

================================================================================

                                 CODE OF ETHICS

                                       OF

                         BROWN CAPITAL MANAGEMENT, INC.

                                   INCLUDING:

                             STATEMENT OF CONDUCT OF
                         BROWN CAPITAL MANAGEMENT, INC.
                                   ----------

                             STATEMENT OF POLICY ON
                             SECURITIES TRANSACTIONS
                                   ----------

                                       AND
                                   ----------

                             STATEMENT OF POLICY ON
                                 INSIDER TRADING
                                   ----------

================================================================================

Copyright 2000, Brown Capital Management, Inc.
All Rights Reserved

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                                TABLE OF CONTENTS

                            GENERAL POLICY STATEMENT
                                       and
                                   DEFINITIONS

A.    GENERAL POLICY STATEMENT................................................................   1
   Purpose and Scope of Code of Ethics........................................................   1
   Applicability..............................................................................   1
   Fiduciary Responsibilities.................................................................   1
   Limited Scope..............................................................................   2
   Responsibilities...........................................................................   2
B.    DEFINITIONS.............................................................................   2

                           STATEMENT OF CONDUCT
                                    OF
                         BROWN CAPITAL MANAGEMENT

A.    CONFLICTS OF INTEREST...................................................................   6
   Relationships with Profitmaking Enterprises, Including Investment Clubs....................   6
   Service with Nonprofitmaking Enterprises...................................................   7
   Relationships with Financial Service Firms.................................................   7
B.    CONFIDENTIALITY.........................................................................   7
   Internal Operating Procedures and Planning.................................................   7
   Clients and Brown Capital Management Mutual Fund Shareholders..............................   7
   Investment Advice..........................................................................   8
   Investment Research........................................................................   8
C.    ANNUAL REPORTS AND RECORDS RETENTION....................................................   9
   Reports to Funds...........................................................................   9
   Record Retention...........................................................................   9
   Inspection.................................................................................  10
   Confidentiality............................................................................  10
D.    MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS.....................................  10
   Illegal Payments...........................................................................  10
   Policy Regarding Acceptance of Gifts and Gratuities........................................  10
   Gifts......................................................................................  10
   Entertainment..............................................................................  11
   Research Trips.............................................................................  11
   Political Activities.......................................................................  11
   Protection of Corporate Assets.............................................................  11
   Quality of Services........................................................................  12
   Record Retention...........................................................................  12
   Referral Fees..............................................................................  12
   Release of Information to the Press........................................................  12

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
   Service as Trustee, Executor or Personal Representative....................................  13
   Speaking Engagements and Publications......................................................  13
   Trading in Securities with Material, Non-Public Information................................  13
   Understanding as to Clients' Accounts and Company Records at Time of Covered Person's
   Termination................................................................................  13
   Internal Use...............................................................................  14
   Questions Regarding the Code of Ethics.....................................................  14
E.    PENALTY GUIDELINES......................................................................  14
   Overview...................................................................................  14
   Penalty Guidelines.........................................................................  15

                            STATEMENT OF POLICY
                                    ON
                          SECURITIES TRANSACTIONS

A.    BACKGROUND INFORMATION..................................................................  16
   Legal Requirement..........................................................................  16
   Brown Capital Management's Fiduciary Position..............................................  16
   Purpose of Securities Transactions Policy..................................................  16
B.    OVERVIEW................................................................................  16
   Applicability..............................................................................  17
   Excluded Transactions......................................................................  18
C.    DISCLOSURE OF CONFLICTS.................................................................  18
D.    PRECLEARANCE............................................................................  18
   Preclearance Procedures....................................................................  18
   Reasons for Disallowing Proposed Transactions..............................................  19
   Preclearance of Tender Offers and Stock Purchase Plans.....................................  19
E.    OTHER TRADING RULES.....................................................................  19
   IPOs and Hot Issues and Limited Offerings..................................................  19
   60 Day "Short Swing Profit" Rule...........................................................  20
   Blackout Period............................................................................  20
   Fifteen Day "Price Advantage" Rule.........................................................  20
   Seven Day Rule.............................................................................  21
   Short Sales................................................................................  21
   Hedge Funds, Investment Clubs and Other Investments........................................  21
   Caution Regarding Personal Trading Activities..............................................  21
F.    REPORTING REQUIREMENTS..................................................................  22
   Account Reports............................................................................  22
   Access Persons Trading and Holding Reports.................................................  22
   Non-Access Persons.........................................................................  23
   Non-Influence and Non-Control Accounts.....................................................  23
   Other Required Forms.......................................................................  23
   Review of Records, Forms and Reports.......................................................  24
G.    MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES
   TRANSACTIONS...............................................................................  25
   Dealing with Clients.......................................................................  25

   Margin Accounts............................................................................  25
   Trading Activity...........................................................................  25
   Ownership Reporting Requirements - 0.5% Ownership..........................................  25
   Confidentiality of Records.................................................................  25
   Questions about Securities Transactions Policy.............................................  25
   Sanctions..................................................................................  26

                            STATEMENT OF POLICY
                                    ON
                              INSIDER TRADING

A.    BACKGROUND INFORMATION..................................................................  27
   Introduction...............................................................................  27
   Purpose of Insider Trading Policy..........................................................  28
   The Basic Insider Trading Prohibition......................................................  28
B.    POLICY..................................................................................  28
   Policy of Brown Capital Management on Insider Trading......................................  28
   Need to Know" Policy.......................................................................  29
C.    PENALTIES...............................................................................  29
   Sanctions..................................................................................  29
D.    OVERVIEW................................................................................  30
   Basic Concepts of Insider Trading..........................................................  30
   Fiduciary Duty/Misappropriation............................................................  30
   Materiality................................................................................  30
   Non-Public vs. Public Information..........................................................  31
   Concept of Possession......................................................................  32
   Tender Offers..............................................................................  32
E.    PROCEDURES..............................................................................  32
   Procedures to be Followed When Receiving Material, Non-Public Information..................  32
   Education Program..........................................................................  33
   Questions..................................................................................  34

                            GENERAL POLICY STATEMENT

                                       AND

                                   DEFINITIONS

A.    GENERAL POLICY STATEMENT

PURPOSE AND SCOPE OF CODE OF ETHICS.

      In recognition of Brown Capital Management's commitment to maintain the highest standards of professional conduct and ethics, the firm's Board of Directors has adopted this Code of Ethics ("Code of Ethics"), which is composed of:

      1. Statement of Conduct of Brown Capital Management, Inc. (the "Statement of Conduct");

      2. Statement of Policy on Securities Transactions (the "Securities Transactions Policy"); and

      3.    Statement of Policy on Insider Trading (the "Insider Trading
            Policy").

The purpose of this Code of Ethics is to help preserve the Company's most valuable asset - the reputation of Brown Capital Management and its employees.

APPLICABILITY.

      All Covered Persons are subject to the Code of Ethics.

FIDUCIARY RESPONSIBILITIES.

      Simply stated, the primary responsibility of Brown Capital Management as an investment adviser is to render to clients, on a professional basis, unbiased and continuous advice regarding their investments. As an investment adviser, Brown Capital Management has a fiduciary relationship with all clients, which means that the Company and its employees have an absolute duty of undivided loyalty, fairness and good faith toward clients and Fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with a client's or shareholder's best interests.

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LIMITED SCOPE.

      This Code of Ethics was not written for the purpose of covering all policies, Codes of Ethics and regulations to which Covered Persons may be subject. Covered Persons, as members of various securities or other professional associations, may be subject to other Codes of Ethics in addition to this Code of Ethics.

RESPONSIBILITIES.

      Covered Persons are required to read and retain these Code of Ethics and to sign and return the attached ACKNOWLEDGMENT OF RECEIPT FORM to the Compliance Officer upon commencement of employment or other services. On an annual basis thereafter, Covered Persons will be required to complete an ANNUAL CERTIFICATION FORM. The ANNUAL CERTIFICATION FORM confirms that an individual (i) has received, read and asked any questions necessary to understand the Code of Ethics; (ii) has agreed to conduct his or her behavior in accordance with the Code of Ethics; and (iii) has complied with the Code of Ethics during such time as he or she has been associated with Brown Capital Management. Depending on a person's status, he or she may be required to submit additional reports and/or obtain clearances as discussed more fully below. Strict compliance with the Code of Ethics is considered a basic condition of employment with the firm. Breach of the Code of Ethics may result in the surrender of all profits realized on a transaction. In addition, any breach of the Code of Ethics may constitute grounds for disciplinary action, including dismissal.

B.    DEFINITIONS.

      The following definitions are used throughout this document. Covered Persons are responsible for reading and being familiar with each definition.

      1. "Access Person" shall mean any director, officer or Advisory Person of Brown Capital Management. All Access Persons will be notified, in writing, of their status as Access Persons.

      2.    "Advisory Person" shall mean:

            1) Any employee of Brown Capital Management (or of any company in a control relationship to Brown Capital Management) who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by Funds, or whose functions relate to the making of any recommendations with respect to such purchases and sales, or who is a registered Investment Adviser; and

            2) Any natural person in a control relationship to the Funds or Brown Capital Management who obtains information concerning recommendations made to the Funds or for the account of clients with regard to the purchase or sale of securities.

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            3.    "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person is subject to the provisions of Section 16, except that the determination of direct or indirect Beneficial Ownership shall apply to all securities which an Access Person has or acquires. For example, in addition to a person's own accounts, the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing the home that person, or certain trusts under which that person or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

            4.    "Company" shall mean Brown Capital Management, Inc.

            5.    "Control" shall have the same meaning as that set forth in
                  Section 2(a)(9) of the Investment Company Act of 1940 (the "'40 Act").

            6. "Covered Persons" are all Directors, officers, and full-time, part-time or temporary employees of Brown Capital Management, and persons working at Brown Capital Management on a contract basis.

            7. "Covered Securities" generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving a security or index thereof, including an instrument whose value is derived or based on any of the above (a "derivative"). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered
                  Securities:

                  - shares of registered open-end investment companies (e.g., mutual funds); with the exception of Brown Capital Management Mutual Funds. All BCM fund purchases/sales must be submitted to the Compliance Officer for pre-approval with the exception of those orders set-up through an automated clearing house.

                  - direct obligations of the U.S. government (e.g., Treasury securities), or any derivative thereof;

                  - high-quality money market instruments, such as bank certificates of deposit, bankers acceptances, repurchase agreements, and commercial paper.

            8.    "Directors" are directors of Brown Capital Management.

            9. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration,

                                       3

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                  was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

            10. "Inside Directors" are Directors who are also employed by Brown Capital Management.

            11. "Investment Personnel" shall mean (i) a person who makes decisions regarding the purchase or sale of securities by or on behalf of the Brown Capital Management or advisory clients and any person such as an analyst or trader who directly assists in the process, and (ii) any natural person who controls Brown Capital Management and who obtains information concerning recommendations made to Funds regarding the purchase or sale of securities by the Funds.

            12.   "Brown Capital Management" is Brown Capital Management, Inc.

            13. "Funds" are the Brown Capital Management Balanced Fund, Brown Capital Management Equity Fund, Brown Capital Management Small Company Fund, Brown Capital Management International Equity Fund, and any other funds for which Brown Capital Management acts as an investment adviser.

            14. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 (the "Securities Act") pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 thereunder.

            15.   "NASD" is the National Association of Securities Dealers, Inc.

            16.   "Non-Access Person" is any person that is not an Access
                  Person.

            17. "Outside Directors" are Directors who are not employed by Brown Capital Management.

            18. "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days (i) is or has been held by the Funds; or (ii) is being or has been considered by the Funds for purchase.

            19.   "SEC" is the Securities and Exchange Commission.

            20. "Ethics Committee" means a committee of persons designated by the Board of Directors which shall meet to evaluate certain ethics issues referred to the committee by the Compliance Officer.

            21. "Compliance Officer" means an individual designated by the Board of Directors to review and evaluate regulatory and ethical issues for the Company and ensure compliance with this Code of Ethics and the applicable securities laws.

            22. "Board of Directors" means the Board of Directors of Brown Capital Management.

                              STATEMENT OF CONDUCT

                                       OF

                            BROWN CAPITAL MANAGEMENT

A.    CONFLICTS OF INTEREST

      Brown Capital Management has a fiduciary relationship with all clients, which means that the Company has an absolute duty of undivided loyalty, fairness and good faith towards all clients and Fund shareholders. This duty imposes an obligation on all Brown Capital Management personnel to refrain from taking any action or seeking any benefit which would, or which would appear to, prejudice the rights of any client or shareholder or conflict with the client's or shareholder's best interests. Covered Persons under this Code of Ethics are expected to conduct all of their affairs in a manner which serves to promote and enhance the reputation of Brown Capital Management. While achieving this result usually involves nothing more than the exercise of good judgment, set forth below is a discussion of some of the guidelines Brown Capital Management expects Covered Persons to follow.

RELATIONSHIPS WITH PROFITMAKING ENTERPRISES, INCLUDING INVESTMENT CLUBS.

      A conflict may occur when Covered Persons: are employed by another firm, directly or as a consultant; have a direct financial interest in another firm; have an immediate family financial interest in another firm; or are directors, officers or partners of another firm.

      Covered Persons sometimes serve as directors, officers, partners, or in other capacities with profitmaking enterprises not related to Brown Capital Management or the Funds. Covered Persons are generally prohibited from serving as officers or directors of corporations which are approved or are likely to be approved for purchase in the Company's client accounts.

      A Covered Person who is contemplating obtaining an interest that might conflict or appear to conflict with the interests of Brown Capital Management, such as accepting an appointment as a director, officer or partner of an outside profitmaking enterprise or forming or participating in a stock or investment club, must receive the prior approval of the Compliance Officer. Upon review by the Compliance Officer, the Covered Person will be advised of the decision. In addition, transactions through investment clubs are subject to the firm's Securities Transactions Policy. Decisions by the Compliance Officer regarding outside directorships in profitmaking enterprises will be reviewed by the Ethics Committee before becoming final.

      Covered Persons may serve as directors or as members of committees of the board of directors or in similar positions for non-public, for-profit entities in connection with their professional activities at Brown Capital Management. Covered Persons must obtain the permission of the Compliance Officer before accepting such a position and must relinquish the position if the entity becomes publicly held, unless otherwise determined by the Compliance Officer or Ethics Committee.

SERVICE WITH NONPROFITMAKING ENTERPRISES.

      Brown Capital Management encourages Covered Persons to become involved in community programs and civic affairs. However, Covered Persons should not permit such activities to affect the performance of their job responsibilities. Approval by the Compliance Officer must be obtained before a Covered Person accepts a position as a trustee or member of the board of directors of any nonprofit organization.

RELATIONSHIPS WITH FINANCIAL SERVICE FIRMS.

      In order to avoid any actual or apparent conflicts of interest, Covered Persons are prohibited from investing in or entering into any relationship, either directly or indirectly, with corporations, partnerships, or other entities which are engaged in business as a broker, a dealer, an underwriter, and/or an investment adviser. This, however, is not meant to prevent Covered Persons from purchasing publicly traded securities of broker/dealers, investment advisers or other companies engaged in the mutual fund industry. Of course, all such purchases are subject to normal prior clearance and reporting procedures, set forth elsewhere in this Code of Ethics. This policy does not preclude a Covered Person from engaging an outside investment adviser to manage his or her assets.

      If any member of a Covered Person's immediate family is employed by, has a partnership interest in, or has an equity interest of 0.5% or more in a broker/dealer, investment adviser or other company engaged in the mutual fund industry, such relationship must be reported to the Compliance Officer.

B.    CONFIDENTIALITY

      The exercise of confidentiality extends to four major areas of Company operations: internal operating procedures and planning; clients and mutual fund shareholders; investment advice; and investment research.

INTERNAL OPERATING PROCEDURES AND PLANNING.

      During the years Brown Capital Management has been in business, a great deal of creative talent has been used to develop specialized and unique methods of operations and portfolio management. In many cases, the Company believes these methods give Brown Capital Management an advantage over competitors, and the Company does not want these ideas disseminated outside the firm. Accordingly, Covered Persons should be guarded in discussing Brown Capital Management business practices with outsiders. Any requests from outsiders for specific information of this type should be cleared with a supervisor before it is released.

CLIENTS AND BROWN CAPITAL MANAGEMENT MUTUAL FUND SHAREHOLDERS.

      In many instances, when clients subscribe to Company services, they are asked to disclose fully their financial status and needs. This is done only after assurances have been provided that every member of Brown Capital Management will hold this information in the strictest of confidences. It is essential that all Covered Persons respect and honor this trust. A simple rule for Covered Persons to follow is that the names of clients or Fund shareholders or any information pertaining to client investments must never be divulged to anyone outside the firm, not even to immediate family members.

INVESTMENT ADVICE.

      Because of the fine reputation Brown Capital Management enjoys, there is a great deal of public interest in what the Company is doing in the market. There are two major considerations that dictate why Covered Persons must not provide investment "tips":

- From the point of view of Brown Capital Management clients, it is not fair to give other people information which clients must purchase.

- From the point of view of Brown Capital Management, it is not desirable to create an outside demand for a stock when that stock is being purchased for clients. This will only serve to push the price of the stock up. The reverse is true if the Company is selling the stock.

      In light of these considerations, Covered Persons must never disclose to outsiders Brown Capital Management buy and sell recommendations; securities being considered for future investment; or the portfolio holdings of clients or Funds.

      The practice of giving investment advice informally to family members should be restricted to very close relatives. Any transactions resulting from such advice are subject to the prior approval and reporting requirements of the Securities Transactions Policy. Under no circumstances should a Covered Person receive compensation directly or indirectly (other than from Brown Capital Management) for rendering advice to either clients or non-clients.

INVESTMENT RESEARCH.

      Any report circulated by a research analyst with the word "confidential" stamped on the first page is confidential in its entirety and should not be reproduced or shown to anyone outside of Brown Capital Management, except for clients where appropriate.

      Covered Persons must use care in disposing of any confidential records or correspondence. Confidential material that is to be discarded should be shredded.

C.    ANNUAL REPORTS AND RECORDS RETENTION

REPORTS TO FUNDS.

      The Compliance Officer shall prepare a written report to the Board of Directors of the Funds at least annually. The written report shall include any certification required by Rule 17j-1 of the '40 Act. This report shall set forth the following information, and shall be confidential:

- Copies of the Code of Ethics, as revised, including a summary of any changes made since the last report;

- Identification of any material issues arising under the Code of Ethics including material violations requiring significant remedial action since the last report;

-     Identification of any material conflicts that arose since the last report;
      and

- Recommendations, if any, regarding changes in existing restrictions or procedures based upon Brown Capital Management's experience under these Code of Ethics, evolving industry practices, or developments in applicable laws or regulations.

RECORD RETENTION.

      The Compliance Officer shall maintain the following records on behalf of Brown Capital Management:

- A copy of this Code of Ethics and any amendment thereof which is or at any time within the past five years has been in effect.

- A record of any violation of this Code of Ethics, or any amendment thereof, and of any action taken as a result of such violation, for the past five years.

- Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Code of Ethics and any other pertinent information, for the past five years.

- A list of all persons who are, or have been, required to make reports pursuant to these Code of Ethics for the past five years.

- A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports.

- A copy of each report made to the Funds pursuant to this Code of Ethics for the past five years.

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

- A record of any decision, and the reasons supporting that decision, to approve the acquisition, by Investment Persons, of securities through an Initial Public Offering or Limited Offering for the past five years.

INSPECTION.

      The records and reports maintained by the Compliance Officer pursuant to the Code of Ethics shall at all times be available for inspection, without prior notice, by any member of the Board of Directors. These records and reports will also be made available to the SEC for reasonable, periodic, special or other examination.

CONFIDENTIALITY.

      All procedures, reports and records monitored, prepared or maintained pursuant to these Code of Ethics shall be considered confidential and proprietary to Brown Capital Management and shall be maintained and protected accordingly. Except as otherwise required by law or this Code of Ethics, such matters shall not be disclosed to anyone other than to members of the Board of Directors.

D.    MISCELLANEOUS POLICIES, PROCEDURES AND PROHIBITIONS

ILLEGAL PAYMENTS.

      State, federal and foreign laws prohibit the payment of bribes, kickbacks or other illegal gratuities or payments by or on behalf of Brown Capital Management. Brown Capital Management, through its policies and practices, is committed to comply fully with these laws.

POLICY REGARDING ACCEPTANCE OF GIFTS AND GRATUITIES.

      Brown Capital Management, as well as Covered Persons and members of their families, should not accept gifts, gratuities or other accommodations from business contacts, brokers, securities salespersons, approved companies, suppliers, clients, or any other individual or organization with whom the Company has a business relationship which might in any way create or appear to create a conflict of interest or interfere with the impartial discharge of Company responsibilities to clients or place Brown Capital Management in a difficult or embarrassing position.

GIFTS.

      Personal contacts may lead to gifts which are offered on a friendship basis and may be perfectly proper. It must be remembered, however, that business relationships cannot always be separated from personal relationships and that the integrity of a business relationship is always susceptible to criticism in hindsight where gifts are made or received.

      Under no circumstances may Covered Persons accept gifts from business contacts in the form of cash or cash equivalents. There may be an occasion where it might be awkward to refuse a token expression of appreciation given in the spirit of friendship. In such cases, the value should not exceed $100 in any 12-month period. Gifts received which are unacceptable according to this policy must be returned to the donors.

ENTERTAINMENT.

      The $100 limit on gifts not only applies to gifts of merchandise, but also covers the enjoyment or use of property or facilities for weekends, vacations, trips, dinners, and the like. However, this limitation does not apply to dinners, sporting events and other activities which are a normal part of a business relationship.

RESEARCH TRIPS.

      Occasionally, brokers or portfolio companies invite Covered Persons of Brown Capital Management to attend or participate in research conferences, tours of portfolio companies' facilities, or meetings with the management of such companies. These invitations may involve traveling extensive distances to and from the sites of the specified activities and may require overnight lodging. Covered Persons may not accept any such invitations until approval has been secured from their supervisor. As a general rule, such invitations should only be accepted after a determination has been made that the proposed activity constitutes a valuable research opportunity which will be of primary benefit to Brown Capital Management clients. All travel expenses to and from the sites of the activities and the expenses of any overnight lodging, meals or other accommodations provided in connection with such activities, should be paid for by Brown Capital Management, except in situations where the costs are considered to be insubstantial and are not readily ascertainable.

      Covered Persons may not accept reimbursement from brokers or portfolio companies for: travel and hotel expenses; speaker fees or honoraria for addresses or papers given before audiences; or consulting services or advice they may render. Likewise, Covered Persons may neither request nor accept loans or personal services from brokers or portfolio companies.

POLITICAL ACTIVITIES.

      Covered Persons are encouraged to participate and vote in all federal, state and local elections. No political contribution of corporate funds, direct or indirect, to any political candidate or party, or to any other organization that might use the contribution for a political candidate or party, or use of corporate property, services or other assets may be made without prior written approval of the Compliance Officer. These prohibitions cover not only direct contributions but also indirect assistance or support of candidates or political parties through the purchase of tickets to special dinners or other fund raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

PROTECTION OF CORPORATE ASSETS.

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

      Covered Persons are responsible for taking measures to ensure that Brown Capital Management's assets are properly protected. This responsibility not only applies to Company business facilities, equipment and supplies, but also to intangible assets such as: proprietary, research or marketing information; corporate trademarks and servicemarks; and copyrights.

QUALITY OF SERVICES.

      It is a continuing policy of Brown Capital Management to provide investment products and services which: (1) meet applicable laws, regulations and industry standards; (2) are offered to the public in a manner which ensures that each client/shareholder understands the objectives of each investment product selected; and (3) are properly advertised and sold in accordance with all applicable SEC, state and NASD rules and regulations.

      The quality of Brown Capital Management's investment products and services and operations enhances the firm's reputation, productivity, profitability and market position. Brown Capital Management's goal is to be a quality leader and to create conditions that allow and encourage all Covered Persons to perform their duties in an efficient, effective manner.

RECORD RETENTION.

      Under various federal and state laws and regulations, Brown Capital Management is required to produce, maintain and retain various records, documents and other written communications. All Covered Persons shall comply with the reporting requirements set forth in the Code of Ethics.

REFERRAL FEES.

      Federal securities laws strictly prohibit the payment of any type of referral fee unless certain conditions are met. This would include any compensation to persons who refer clients or shareholders to us (e.g., brokers, registered representatives or any other persons) either directly in cash, by fee splitting, or indirectly by the providing of gifts or services (including the allocation of brokerage). No arrangements should be entered into obligating Brown Capital Management or any Covered Person to pay a referral fee unless approved by the Compliance Officer.

RELEASE OF INFORMATION TO THE PRESS.

      All requests for information from the media concerning Brown Capital Management's corporate affairs, Funds, investment services, investment philosophy and policies, and related subjects should be referred to the Compliance Officer for reply. Investment Personnel who are contacted directly by the press concerning a particular Fund's investment strategy or market outlook may use their own discretion, but are advised to check with the Compliance Officer if they do not know the reporter or feel it may be inappropriate to comment on a particular matter.

RESPONSIBILITY TO REPORT VIOLATIONS.

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      Every Covered Person who becomes aware of a violation of this Code of
Ethics is encouraged to report, on a confidential basis, the violation to his or her supervisor. It is Brown Capital Management's policy that no adverse action will be taken against any Covered Person who reports a violation in good faith. If the supervisor appears to be involved in the wrongdoing, the report should be made to the Compliance Officer.

SERVICE AS TRUSTEE, EXECUTOR OR PERSONAL REPRESENTATIVE.

      Covered Persons may serve as trustees, co-trustees, executors or personal representatives for the estates of or trusts created by close family members. Covered Persons may also serve in such capacities for estates or trusts created by non-family members. However if a Covered Person expects to be actively involved in an investment capacity in connection with an estate or trust created by a non-family member, he or she must first be granted permission by the Compliance Officer. If a Covered Person serves in any of these capacities, securities transactions effected in such accounts will be subject to the prior approval and reporting requirements of the Securities Transactions Policy.

SPEAKING ENGAGEMENTS AND PUBLICATIONS.

      Covered Persons are often asked to accept speaking engagements on the subject of investments, finance, or their own particular specialty within Brown Capital Management. This is encouraged by the firm, as it enhances firm public relations, but Covered Persons should obtain approval from their supervisor before accepting such requests.

      Before making any commitment to write or publish any article or book on a subject related to investments or work at Brown Capital Management, a Covered Person should obtain approval from their supervisor.

TRADING IN SECURITIES WITH MATERIAL, NON-PUBLIC INFORMATION.

      The purchase or sale of securities while in possession of material, non-public information is strictly prohibited by state and federal laws. Information is considered inside and material if it has not been publicly disclosed and is sufficiently important that it may be reasonably expected to affect the decision of a reasonable person to buy, sell or hold stock in a company. Under no circumstances may a Covered Person transmit such information to any other person, except to other Covered Persons who are required to be kept informed on the subject. All Covered Persons should read carefully and understand fully the Insider Trading Policy included elsewhere in this Code of Ethics.

UNDERSTANDING AS TO CLIENTS' ACCOUNTS AND COMPANY RECORDS AT TIME OF COVERED PERSON'S TERMINATION.

      The accounts of clients and Fund shareholders are the sole property of Brown Capital Management. This applies to all clients for whom Brown Capital Management acts as investment adviser, regardless of how or through whom the client relationship originated and regardless of who may be the counselor for a particular client. At the time of termination of employment with Brown Capital Management, a Covered Person must:

      (1) Surrender to Brown Capital Management in good condition any and all materials, reports or records (including all copies in possession or subject to the control of the Covered Person) developed by the Covered Person or any other person which are considered confidential information of Brown Capital Management (except copies of any research material in the production of which the Covered Person participated to a material extent); and

      (2) Refrain from communicating, transmitting or making known to any person or firm any information relating to any materials or matters whatsoever which are considered by Brown Capital Management to be confidential.

INTERNAL USE.

This Code of Ethics is intended solely for internal use by Brown Capital Management and does not constitute an admission, by or on behalf of the Company, its controlling persons or persons they control, as to any fact, circumstance or legal conclusion. This Code of Ethics is not intended to evidence, describe or define any relationship of control between or among any persons. Further, this Code of Ethics is not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Code of Ethics may constitute sufficient cause for Brown Capital Management to terminate or otherwise adversely affect such person's relationship with Brown Capital Management.

QUESTIONS REGARDING THE CODE OF ETHICS.

      All questions regarding the Code of Ethics should be directed to Brown Capital Management's Compliance Officer. In situations requiring interpretation of this Code of Ethics, the Compliance Officer will consult with, or refer the matter to, the Ethics Committee.

E.    PENALTY GUIDELINES

OVERVIEW.

      Covered Persons who violate any of the requirements, restrictions, or prohibitions of the Code of Ethics may be subject to sanctions imposed by the Compliance Officer.

      Upon learning of a potential deviation from, or violation of the Code of Ethics, the Compliance Officer will review and investigate the matter. The Compliance Officer, at his or her discretion, may present the matter to the Ethics Committee for further review, investigation and evaluation. The Compliance Officer and/or Ethics Committee, upon review and investigation, will either conclude that there was no violation or deviation from the Code of Ethics, or will impose, at their discretion, sanctions commensurate to the infraction.

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

PENALTY GUIDELINES.

      The penalties imposed by the Compliance Officer or Ethics Committee will vary depending on the seriousness of the violation and the intent of the party involved.

      The Compliance Officer or Ethics Committee may impose any or all of the sanctions below, or any other sanctions they deem appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person's personal trading file maintained by Brown Capital Management, and will be reported to the Board of Directors.

      The following is a list of sanctions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list of penalties; any sanctions imposed will depend on the nature of the violation. Some of the penalties which may be imposed are:

      - memo of reprimand which outlines the violation of the Code of Ethics and sets forth the importance of the Code of Ethics and responsibilities of all Covered Persons;

      - a personal meeting with a Brown Capital Management officer to discuss any violations of the Code of Ethics in detail;

      -     disgorgement of profits;

      -     letter of censure;

      -     fines;

      -     withholding of bonus;

      -     suspension;

      -     termination of employment;

      - notification to appropriate governmental, regulatory and/or legal authorities.

                               STATEMENT OF POLICY

                                       ON

                             SECURITIES TRANSACTIONS

A.    BACKGROUND INFORMATION.

LEGAL REQUIREMENT.

      In accordance with the requirements of Exchange Act, the '40 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), and the Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Enforcement Act"), Brown Capital Management has adopted this Securities Transactions Policy.

BROWN CAPITAL MANAGEMENT'S FIDUCIARY POSITION.

      As an investment adviser, Brown Capital Management is in a fiduciary position which requires the firm to act with an eye only to the benefit of its clients, avoiding those situations which might place, or appear to place, the interests of Brown Capital Management or its employees in conflict with the interests of clients.

PURPOSE OF SECURITIES TRANSACTIONS POLICY.

      The Securities Transactions Policy was developed to help guide Brown Capital Management and Covered Persons in the conduct of their personal investments and in order to: (i) prevent, as well as detect, the misuse of material, non-public information; (ii) eliminate the possibility of a transaction occurring that the SEC or other regulatory bodies would view as illegal; and (iii) avoid situations where it might appear that Brown Capital Management or any of its officers, directors or employees had personally benefited at the expense of a client or fund shareholder.

      All persons are urged to consider the reasons for the adoption of this Securities Transactions Policy. Brown Capital Management's reputation could be adversely affected as the result of even a single transaction considered questionable in light of the fiduciary duty Brown Capital Management owes to its clients.

B.    OVERVIEW

      In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or

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

to be acquired by a registered investment company, if such personal transactions are made using fraudulent, deceptive and manipulative practices. Each registered investment adviser must adopt its own written Code of Ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of its Code of Ethics. This Securities Transactions Policy and information reported hereunder, along with the other sections of the Code of Ethics, will enable Brown Capital Management to fulfill these requirements.

APPLICABILITY.

      The following activities are prohibited for applicable Covered Persons (remember, if a person works at Brown Capital Management full-time, part-time, temporarily or on a contract basis, or is a Director, they are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Company, as outlined in the Penalty Guidelines in the Statement of Conduct section of the Code of Ethics.

      This Securities Transactions Policy applies to all direct or indirect acquisitions or dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance, or otherwise. Unless otherwise noted, the following trading restrictions also are applicable to any transaction in a Covered Security Beneficially Owned by a Covered Person. Outside Directors are exempt from certain trading restrictions because of their limited access to current information regarding client investments.

      Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by Investment Persons that conflicted with their own clients, disgorgement proceeds shall be paid directly to such clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine which provision shall control.1

----------
(1) Unless otherwise noted, restrictions on personal transactions apply to transactions involving Covered Securities, including any derivative thereof. When determining the amount of disgorgement required with respect to a derivative, consideration will be given to price differences in both the derivative and the underlying securities, with the lesser amount being used for purposes of computing disgorgement. For example, in determining whether reimbursement is required when the applicable personal trade is in a derivative and the client transaction is in the underlying security, the amount shall be calculated using the lesser of (a) the difference between the price paid or received for the derivative and the closing bid or ask price (as appropriate) for the derivative on the date of the client transaction, or (b) the difference between the last sale price, or the last bid or ask price (as appropriate) of the underlying security on the date of the derivative transaction, and the price received or paid by the client for the underlying security. Neither preclearance nor disgorgement shall be required if such person's transaction is to close, sell or exercise a derivative within five days of its expiration.

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

EXCLUDED TRANSACTIONS.

      Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must still be reported to the Compliance Officer (see Reporting Requirements):

      - Tender offer transactions are exempt from all trading restrictions except preclearance.

      - The acquisition of securities through stock purchase plans are exempt from all trading restrictions except preclearance and the seven day rule.

      - The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, are exempt from all trading restrictions.

      - The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance ARE subject to all trading restrictions of the Code of Ethics).

C.    DISCLOSURE OF CONFLICTS.

      If an Investment Person is planning to invest or make a recommendation to invest in a security for a client, and such person has a material interest in the security, such person must first disclose such interest to his or her supervisor or the Compliance Officer. The supervisor or Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients. The supervisor or the Compliance Officer may review the recommendation only if he or she has no material interest in the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, or interests or relationships that are likely to affect such person's judgment.

D.    PRECLEARANCE.

      Access Persons (except Outside Directors) must obtain preclearance prior to engaging in any personal transaction in Covered Securities.

PRECLEARANCE PROCEDURES.

      Access Persons must obtain preclearance for all applicable transactions in Covered Securities in which such person has a Beneficial Ownership interest. A PRECLEARANCE FORM must be completed and forwarded to the Compliance Officer. The Compliance Officer shall promptly notify the person of approval or denial of the transaction. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When preclearance has been approved, the person then has three business days from and including the day of first notification to execute the trade.

REASONS FOR DISALLOWING PROPOSED TRANSACTIONS.

      A proposed securities transaction will be disapproved if:

      - Purchases and Sales Within Two (2) Business Days The security has been purchased or sold by any client of Brown Capital Management within two (2) business days immediately prior to the date of the proposed transaction. If all clients have eliminated their holdings in a particular security, the two-day restriction is not applicable to a Covered Person's transactions in the security.

      - Purchases and/or Sales Being Considered The security is being actively considered for purchase or sale for the account of a client of Brown Capital Management even though no order has been placed.

      - Securities Subject to Internal Trading Restrictions The security is limited or restricted by Brown Capital Management as to purchase or sale for client accounts.

A securities transaction may also be disapproved by the Compliance Officer based on any other reasonable justification.

PRECLEARANCE OF TENDER OFFERS AND STOCK PURCHASE PLANS.

      Access Persons (other than Outside Directors) who wish to participate in a tender offer or stock purchase plan must preclear such trades with the Compliance Officer prior to submitting notice to participate in such tender offer or notice of participation in such stock purchase plan to the applicable company. To preclear the trade, the Compliance Officer shall consider all material factors relevant to a potential conflict of interest between the Access Person and clients. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be precleared.

E.    OTHER TRADING RULES

IPOS AND HOT ISSUES AND LIMITED OFFERINGS.

      Access Persons must obtain the approval of the Compliance Officer before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or Limited Offering. In making this decision, the Compliance Officer will determine whether the proposed transaction presents a conflict of interest with any of the firm's clients or otherwise violates the Code of Ethics. The Compliance Officer will also determine whether the following conditions have been met:

      1.    The purchase is made through the Access Person's regular broker;

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

      2. The number of shares to be purchased is commensurate with the normal size and activity of the Access Person's account;

      3. The transaction otherwise meets the requirement of the NASD's rules on "free riding" and withholding.

      A Covered Person will not be permitted to purchase in an underwritten new or secondary issue or in the aftermarket for the first five (5) trading days following that issue if the issue has been purchased or sold by any client of Brown Capital Management in an Initial Public Offering or Limited Offering.

60 DAY "SHORT SWING PROFIT" RULE.

      Access Persons (except Outside Directors) shall disgorge any profits realized on a transaction in which a purchase and subsequent sale, or a sale and subsequent repurchase, of the same or equivalent Covered Security occurred within sixty (60) calendar days, and if a client of Brown Capital Management held or traded the Covered Security traded by the Access Person within sixty
(60) calendar days of the Access Person's purchase-sale or sale-repurchase transaction.

BLACKOUT PERIOD.

      No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked by the Compliance Officer as part of the Preclearance process. Preclearance may be given when any pending client order is completely executed or withdrawn.

FIFTEEN DAY "PRICE ADVANTAGE" RULE

      Any Access Person (except Outside Directors) who purchases or sells a Covered Security for his or her own behalf in the fifteen (15) calendar days prior to the purchase or sale of that Covered Security by a Brown Capital Management client must disgorge any price advantage realized on his or her personal purchase or sale of that Covered Security. The price advantage on a purchase or sale is the favorable difference between the price paid or received by the Access Person for the Covered Security and the least favorable price paid or received by the Brown Capital Management client for the Covered Security during the fifteen (15) day period.2 The

----------
(2) Personal purchases are matched only against subsequent client purchases and personal sales are matched only against subsequent client sales for purposes of this restriction. EXAMPLE: On day 1 an Access Person purchases Security X for his personal account for $25 a share. On day 10, a Brown Capital Management client purchases Security X for $27 a share. On day 13, a Brown Capital Management client purchases Security X for $30 a share. Applying the fifteen day rule, the Access Person would need to disgorge to Brown Capital Management $5 for every share of stock of Security X he or she purchased, because the price advantage was the difference between the purchase price of the Access Person ($25) and the least favorable (i.e. highest) price paid by a client ($30). This provision also applies to sales. EXAMPLE: On day 1 an Access Person sells Security X from his personal account for $25 a share. On day 10, a Brown Capital Management client sells Security X for $23 a share. On day 13, a

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

Ethics Committee has the authority, by unanimous action, to exempt any Access Person from the fifteen (15) day rule if such person is selling the Covered Security to raise capital to fund a significant life event. For example, purchasing a home or automobile, or paying medical or education expenses. In order for the Ethics Committee to consider such exemption, the life event must occur within thirty (30) calendar days of the security transaction, and the person must provide written confirmation of the event.

SEVEN DAY RULE.

      Any Investment Person who purchases or sells a Covered Security on his or her own behalf within seven (7) calendar days of the purchase or sale of that Covered Security by a Brown Capital Management client acting on the recommendation of an Investment Person shall disgorge any profits realized on such purchase or sale.

SHORT SALES.

      Any Access Person who sells short a Covered Security that such person knows or should have known is held long by any client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the Preclearance process.

HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS

      No Access Person (except Outside Directors) may participate in hedge funds, partnerships, investment clubs, or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must submit a CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM to the Compliance Officer for approval. (See the Non-Influence and Non-Control Accounts section below.)

CAUTION REGARDING PERSONAL TRADING ACTIVITIES.

      Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited for some Covered Persons while the position remains open. For example, if Brown Capital Management becomes aware of material nonpublic information, or if a client is active in a given security, some Covered Persons may find themselves "frozen" in a position. Brown Capital Management will not bear any losses in personal accounts resulting from the application of this Code of Ethics. All Covered Persons who engage in personal trading activity, by signing the ACKNOWLEDGMENT OF RECEIPT FORM, are acknowledging that they understand these risks.

Brown Capital Management client sells Security X for $15 a share. Applying the fifteen day rule, the Access Person would need to disgorge to Brown Capital Management $10 for every share of stock of Security X he or she sold, because the price advantage was the difference between the sale price of the Access Person ($25) and the least favorable (i.e. lowest) price received by a client ($15). The only difference in sales situations is that the Ethics Committee may waive this provision for a life event.

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

F.    REPORTING REQUIREMENTS.

ACCOUNT REPORTS.

      Covered Persons must notify the Compliance Officer of each brokerage account in which they have a Beneficial Ownership interest, must notify the broker or financial institution in writing of his or her association with Brown Capital Management, and must arrange for their brokers or financial institutions to provide to the Compliance Officer, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or commodities accounts in which they have a Beneficial Ownership interest. A PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM should be completed for this purpose.

      Please note that, even if such person does not trade Covered Securities in a particular brokerage or commodities account (e.g., trading mutual funds in a Schwab account), the reporting of duplicate account statements and confirmations is still required. However, if such person only uses a particular brokerage account for checking account purposes, and not investment purposes, he or she may, in lieu of reporting duplicate account statements, report duplicate trade confirmations and make a quarterly representation to the Compliance Officer indicating that no investment transactions occurred in the account during the calendar quarter.

      Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. To the extent any transaction involves the acquisition of a Covered Security, it is subject to the reporting requirements of this Code of Ethics. Access Persons must report the acquisition of Covered Securities using a PERSONAL SECURITIES TRANSACTION REPORT as noted below.

ACCESS PERSONS TRADING AND HOLDING REPORTS.

      Access Persons are required to file the following reports with the Compliance Officer:

      1. HOLDINGS REPORT - Access Persons must, within ten (10) calendar days after becoming an Access Person, provide the Compliance Officer with a Holdings Report which lists the title, number of shares and principal amount of each Covered Security in which the Access person has any direct or indirect Beneficial Ownership and the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person. In addition, such persons must provide a brief description of any positions held (e.g., director, officer, other) with entities other than Brown Capital Management. The report must contain information current as of no more than ten (10) calendar days from the time the report is submitted.

      2. PERSONAL SECURITIES TRANSACTIONS REPORT - Access Persons must provide a Personal Securities Transaction Report within ten (10) calendar days after any month end showing all transactions in Covered Securities for which confirmations are known by such person to not have been timely provided to Brown Capital Management, and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances, and other transactions in Covered Securities. This Report will include the date of any transaction, the title, interest rate, maturity date (if applicable), the number of shares and principal amount of each Covered Security involved, and the nature of the transaction, the price of the Covered Security at which the transaction was effected and the name of the broker, dealer or banker with or through which the transaction was effected.

            Access Persons must promptly comply with any request of the Compliance Officer to provide transaction reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations where a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis.

      3. ANNUAL TRANSACTION REPORT - Access Persons must provide an Annual Transaction Report within thirty (30) days after the end of the year. This Report must show the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person.

NON-ACCESS PERSONS.

      Non-Access Persons who engage in an aggregate of $25,000 or more of transactions in Covered Securities within a calendar year must provide the Compliance Officer with an ANNUAL TRANSACTION REPORT listing all such transactions in all accounts in which such person has a Beneficial Ownership interest. The Compliance Officer will request this information annually.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS.

      This Securities Transactions Policy shall not apply to any account, partnership, or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons wishing to rely upon this provision are required to receive approval from the Compliance Officer. In order to request such approval, a CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM must be submitted to the Compliance Officer.

OTHER REQUIRED FORMS

      In addition to the PRECLEARANCE FORM, PERSONAL BROKERAGE ACCOUNT DISCLOSURE FORM, HOLDINGS REPORT, PERSONAL SECURITIES TRANSACTIONS REPORT, ANNUAL TRANSACTION REPORT, and

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

CERTIFICATION OF NON-INFLUENCE AND NON-CONTROL FORM discussed above, the following forms must be completed if applicable:

      1. ACKNOWLEDGEMENT OF RECEIPT FORM - Each Covered Person must provide Compliance with an Acknowledgment of Receipt Form within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Code of Ethics and acknowledges, as a condition of employment, that he or she will comply with the Code of Ethics in their entirety.

      2. ANNUAL CERTIFICATION FORM - Each Covered Person must provide Compliance annually within thirty (30) calendar days from date of request with an Annual Certification Form certifying that he or she has:

            a)    received, read and understands the Code of Ethics;

            b)    complied with the requirements of the Code of Ethics; and

            c) disclosed or reported all open brokerage and commodities accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

      3. OUTSIDE DIRECTOR REPRESENTATION FORM - All Outside Directors must, upon commencement of services and annually thereafter, provide the Compliance Officer with an Outside Director Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any client by any Access Person. The Outside Directors of Brown Capital are subject to the same reporting requirements as Access Persons except that PERSONAL SECURITIES TRANSACTIONS REPORTS need only be filed quarterly. Specifically: (1) each securities transaction report must be filed with the Compliance Officer no later than ten (10) days after the end of the calendar quarter in which the transaction was effected; (2) a report must be filed for each quarter, regardless of whether there have been any reportable transactions.

REVIEW OF RECORDS, FORMS AND REPORTS.

      The Compliance Officer will review all transactions and holding reports to detect conflicts of interest, abusive practices or breaches of the Brown Capital Management Code of Ethics.

G.    MISCELLANEOUS RULES REGARDING PERSONAL SECURITIES TRANSACTIONS.

DEALING WITH CLIENTS.

      Covered Persons may not, directly or indirectly, sell to or purchase from a client any Covered Security. This prohibition does not preclude Covered Persons from purchasing and redeeming shares from any Fund.

MARGIN ACCOUNTS.

      While brokerage margin accounts are discouraged, Access Persons may open and maintain margin accounts for the purchase of securities, provided such accounts are with brokerage firms with which such person maintains a regular brokerage account, and all account activities are reported to Brown Capital Management as required in this Securities Transactions Policy.

TRADING ACTIVITY.

      Covered Persons are discouraged from engaging in patterns of securities transactions which are either:

      1. so excessively frequent as to potentially impact an Covered Person's ability to carry out his or her assigned responsibilities; or

      2. involve securities positions which are disproportionate to or inappropriate for such person's net assets and financial condition.

OWNERSHIP REPORTING REQUIREMENTS - 0.5% OWNERSHIP.

      If an Access Person owns more than 1/2 of 1% of the total outstanding shares of a public company (or any company anticipating a public offering of an equity security), he or she must immediately report in writing such fact to the Compliance Officer, providing the name of the publicly owned company and the total number of such company's shares beneficially owned.

CONFIDENTIALITY OF RECORDS.

      Brown Capital Management makes every effort to protect the privacy interests of all persons in connection with all reports, records and forms submitted to the Company.

QUESTIONS ABOUT SECURITIES TRANSACTIONS POLICY.

      All persons are urged to seek the advice of the Compliance Officer when they have questions as to the application of this Securities Transactions Policy to their individual circumstances.

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SANCTIONS.

      Strict compliance with the provisions of this Securities Transactions Policy is considered a basic provision of association with Brown Capital Management. The Compliance Officer is responsible for administering this Securities Transactions Policy. In fulfilling this function, the Compliance Officer will institute written procedures as he or she deems reasonably necessary to monitor compliance with this Securities Transactions Policy and to otherwise prevent or detect violations. Upon discovering a material violation of this Securities Transactions Policy, the Compliance Officer may impose sanctions under the Penalty Guidelines set forth in the Statement of Conduct, or such other sanctions as the Compliance Officer deems appropriate. In addition, a violation of this Securities Transactions Policy may require the surrender of any profit realized from any transaction, as set forth above. All material violations of this Securities Transactions Policy and any sanctions imposed with respect thereto shall be reported to the Board of Directors of Brown Capital Management and to the Board of Directors of any Funds with respect to whose securities any such violations may have been involved.

                               STATEMENT OF POLICY

                                       ON

                                 INSIDER TRADING

      A.    BACKGROUND INFORMATION.

INTRODUCTION.

      In recent years, "insider trading" has become a top enforcement priority of the SEC. In 1988, the Insider Trading and Securities Fraud Enforcement Act (the "Enforcement Act") was signed into law. The Enforcement Act has had a far reaching impact on all public companies and especially those engaged in the securities brokerage or investment advisory industries, including directors, executive officers and other controlling persons of such companies. While the Enforcement Act does not provide a statutory definition of "insider trading," it contains major changes to the previous law. Specifically, the Enforcement Act:

      Written Procedures. Adds new sections to federal securities laws to require SEC-registered brokers, dealers and investment advisers to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information by such persons.

      Civil Penalties. Imposes severe civil penalties on brokerage firms, investment advisers, their management and advisory personnel and other "controlling persons" who fail to take adequate steps to prevent insider trading and illegal tipping by employees and other "controlled persons." Persons who directly or indirectly control violators, including entities such as Brown Capital Management and their officers and directors, now face penalties up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the violation.

      Criminal Penalties. Increases the penalties for criminal securities law violations:

      -     Maximum jail term -- from five to 10 years;

      - Maximum criminal fine for individuals -- from $100,000 to $1,000,000;

      -     Maximum criminal fine for entities -- from $500,000 to $2,500,000.

      Private Right Of Action. Establishes a new statutory private right of action on behalf of contemporaneous traders against insider traders and their controlling persons.

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

      Bounty Payments. Authorizes the SEC to award bounty payments to persons who provide information leading to the successful prosecution of insider trading violations. Bounty payments are at the discretion of the SEC, up to 10% of the penalty imposed.

PURPOSE OF INSIDER TRADING POLICY.

      The purpose of this Insider Trading Policy is to comply with the Enforcement Act's requirement to establish, maintain, and enforce written procedures designed to prevent insider trading. This Insider Trading Policy explains: (i) the general legal prohibitions and sanctions regarding insider trading; (ii) the meaning of the key concepts underlying the prohibitions; (iii) the obligations of each Covered Person in the event he or she comes into possession of material, non-public information; and (iv) the firm's educational program regarding insider trading. Brown Capital Management has separately adopted a Securities Transactions Policy which generally requires all Access Persons to obtain prior clearance with respect to all their personal securities transactions and also to report such transactions on a timely basis to management.

THE BASIC INSIDER TRADING PROHIBITION.

      The "insider trading" doctrine under federal securities laws generally prohibits any person whatsoever from:

      - trading in a security while in possession of material, non-public information regarding the security;

      -     tipping such information to others;

      - recommending the purchase or sale of securities while in possession of such information;

      -     assisting someone who is engaged in any of the above activities.

      Thus, "insider trading" is not limited to insiders of the company whose securities are being traded. It applies to anyone in possession of such information and can include non-insiders, such as investment analysts, portfolio managers and stockbrokers. In addition, it is not limited to persons who trade. It also covers persons who "tip" material, non-public information or recommend transactions in securities to others while in possession of such information.

B.    POLICY.

POLICY OF BROWN CAPITAL MANAGEMENT ON INSIDER TRADING.

      It is the policy of Brown Capital Management to forbid Covered Persons, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or in its proprietary accounts or on behalf of others (including

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

mutual funds and private accounts), or communicating material, non-public information to others in violation of federal securities laws.

"NEED TO KNOW" POLICY.

      All information regarding planned, prospective or ongoing securities transactions by Brown Capital Management must be treated as confidential. Such information must be confined, even within the firm, to only those individuals who must have such information in order for Brown Capital Management to carry out its engagement properly and effectively. Ordinarily, these prohibitions will restrict information to only those persons who are involved in the matter.

C.    PENALTIES.

SANCTIONS.

      Severe penalties for trading on material, non-public information exist, both for the individuals involved and their employers. A Covered Person who violates the insider trading laws can be subject to some or all of the penalties described below, even if he or she does not personally benefit from the violation:

      -     Jail sentences;

      -     Criminal fines;

      -     Triple money damages;

      -     Injunctions;

      -     Return of profits;

      - Civil penalties for the person who committed the violation (which would, under normal circumstances, be the Covered Person and not the firm) of up to three times the profit gained or loss avoided, whether or not the individual actually benefitted; and

      - Civil penalties for Brown Capital Management (and other persons, such as managers and supervisors, who are deemed to be controlling persons) of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this Insider Trading Policy can be expected to result in serious sanctions being imposed by Brown Capital Management, including dismissal of the person(s) involved, as described in the Penalty Guidelines of the Statement of Conduct.

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

D.    OVERVIEW.

BASIC CONCEPTS OF INSIDER TRADING.

      The four critical concepts in insider trading cases are: (1) whether a duty to refrain from such trading exists, based either upon a pre-existing fiduciary duty or a misappropriation theory; (2) the "materiality" of the information involved; (3) whether the information involved is "insider information," that is, non-public; and (4) whether the person involved is deemed to have possession of the involved information. Each concept is discussed briefly below.

FIDUCIARY DUTY/MISAPPROPRIATION.

      The United States Supreme Court has ruled that insider trading and tipping violate the federal securities law if the trading or tipping of the information results in a breach of duty of trust or confidence.

      A typical breach of duty arises when an insider, such as a corporate officer, purchases securities of his or her corporation on the basis of material, non-public information. Such conduct breaches a duty owed to the corporation's shareholders. The duty breached, however, need not be to shareholders to support liability for insider trading; it could also involve a breach of duty to a client, an employer, employees, or even a personal acquaintance.

      The concept of who constitutes an "insider" is broad, it includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a confidential relationship in the conduct of a company's affairs and, as a result, is given access to information solely for the company's purpose. Any person may become a temporary insider of a company if he or she advises the company or provides other services, provided the company expects such person to keep any material, non-public information disclosed confidential.

      Apart form the breach of a duty discussed above, other court decisions now hold that under a "misappropriation" theory, an outsider (such as an investment analyst) may be liable if he or she breaches a duty to anyone by: (1) obtaining information improperly; or (2) using information that was obtained properly for an improper purpose. For example, if information is given to an analyst on a confidential basis and the analyst uses that information for trading purposes, liability could arise under the misappropriation theory. Similarly, an analyst who trades in breach of a duty owed either to his or her employer or client may be liable under the misappropriation theory.

      The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that the only safe course is not to trade, tip or recommend securities while in possession of material, non-public information.

MATERIALITY.

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

      Insider trading restrictions arise only when the information that is used for trading, tipping or recommendations is "material." The information need not be so important that it would have actually changed an investor's decision to buy or sell; rather, it is enough if a reasonable investor would consider it important in reaching his or her investment decision - that is, the investor would attach actual significance to the information in the total mix of data considered when making his or her investment decision. It is impossible to make a complete catalog of all "material" information, but the following recurring types of events are illustrative of what is considered material: significant mergers or acquisitions, stock splits, adoption of a dividend policy or changes in dividends, major increases or decreases in revenues or profits not previously announced, changes in key senior executives, and important new contracts, products or services.

      Resolving Close Cases. The Supreme Court has held that, in close cases, doubts about whether or not information is material should be resolved in favor of a finding of materiality.

      Effect on Market Price. Any information that, upon disclosure, is likely to have a significant impact on the market price of a security should be considered material.

      Future Events. The materiality of facts relating to the possible occurrence of future events depends on the likelihood that the event will occur and the significance of the event if it does occur.

NON-PUBLIC VS. PUBLIC INFORMATION.

      Any information which is not "public" is deemed to be "non-public." Just as an investor is permitted to trade on the basis of information that is not material, he or she may also trade on the basis of information that is public. Information is considered public if it has been disseminated in a manner making it available to investors generally. An example of non-public information would include material information provided to a select group of analysts but not made available to the investment community at large. Set forth below are a number of ways in which non-public information may be made public.

      Disclosure to News Services and National Papers. The U.S. stock exchanges require exchange-traded issuers to disseminate material, non-public information about their companies to: (1) the national business and financial newswire services (Dow Jones and Reuters); (2) the national service (Associated Press); and (3) The New York Times and The Wall Street Journal.

      Local disclosure. An announcement by an issuer in a local newspaper might be sufficient for a company that is only locally traded, but might not be sufficient for a company that has a national market.

      Information in SEC Reports. Information contained in reports filed with the SEC will be deemed to be public.

      Information in Brokerage Reports. Information published in bulletins and research reports disseminated by brokerage firms will, as a general matter, be deemed to be public.

      If Brown Capital Management itself is in possession of material, nonpublic information with respect to a security before such information is disseminated to the public (i.e., such as being disclosed in one of the public media described above), Brown Capital Management and all Covered Persons must wait a sufficient period of time after the information is first publicly released before trading or initiating transactions to allow the information to be fully disseminated.

CONCEPT OF POSSESSION.

      It is important to note that the SEC takes the position that the law regarding insider trading prohibits any person from trading in a security in violation of a duty of trust and confidence merely while in possession of material, non-public information regarding the security -- trading on the basis of the material, non-public information is not required to be guilty insider trading. To illustrate the problems created by the use of this expansive "possession" standard, as opposed to the more narrow "caused" standard, note that if the investment committee to a Fund were to obtain material, non-public information about one of its portfolio companies, that Fund would be prohibited from trading in the securities to which that information relates. The prohibition would last until the information is no longer material or non-public.

TENDER OFFERS.

      Tender offers are subject to particularly strict regulation under the securities laws. Specifically, trading in securities which are the subject of an actual or impending tender offer by a person who is in possession of material, non-public information relating to the offer is illegal, regardless of whether there was a breach of fiduciary duty. Under no circumstances should any Covered Person trade in securities while in possession of material, non-public information regarding a potential tender offer.

E.    PROCEDURES.

PROCEDURES TO BE FOLLOWED WHEN RECEIVING MATERIAL, NON-PUBLIC INFORMATION.

      Whenever a Covered Person comes into possession of material, non-public information regarding a public company, he or she should immediately contact the Compliance Officer and refrain from disclosing the information to anyone else, including other persons within Brown Capital Management, unless specifically advised to the contrary.

Specifically, Covered Persons may not:

      - Trade in securities to which the material, non-public information relates;

      -     Disclose the information to others; or

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

      - Recommend purchases or sales of the securities to which the information relates.

      If the Compliance Officer determines that the information is material and non-public, he or she will decide whether or not to place the security on a restricted list of securities (the "Restricted List") in order to prohibit trading in the security by both clients and Covered Persons. The Restricted List is highly confidential and should, under no circumstances, be disseminated to anyone outside Brown Capital Management. The inclusion of a company on the Restricted List means only that Brown Capital Management has determined that trading in that issuer's securities is prohibited. It does not mean that Brown Capital Management personnel are free to trade in other securities. All securities transactions are subject to the Securities Transactions Policy of this Code of Ethics.

EDUCATION PROGRAM.

      While the probability of research analysts and portfolio managers being exposed to material, non-public information with respect to companies considered for investment by clients is greater than that of other Covered Persons, it is imperative that all Covered Persons have a full understanding of this Insider Trading Policy.

      To insure that all Covered Persons are properly informed of and understand Brown Capital Management's policy with respect to insider trading, the following program has been adopted.

      Initial Review for New Covered Persons. All new Covered Persons will be given a copy of this Insider Trading Policy at the time of their employment and will be required to certify that they have read it by completing the ACKNOWLEDGMENT OF RECEIPT FORM. The Compliance Officer will review the Insider Trading Policy with each new research analyst, counselor and trader at the time of his/her employment.

      Distribution of Revised Insider Trading Policy. Any time this Insider Trader Policy is revised, copies will be distributed to all Covered Persons.

      Annual Certification. Each Covered Person must certify annually on an ANNUAL CERTIFICATION FORM that they have read and reviewed the Code of Ethics and complied with the requirements of the Code of Ethics.

QUESTIONS.

      The situations in which a person can trade while in possession of material, non-public information without breaching a duty are so complex and uncertain that Brown Capital Management has adopted a policy that the only safe course of action is not to trade, tip or recommend securities while in possession of material, non-public information. You legitimately may be uncertain about the application of this Insider Trading Policy in particular circumstances. If you have any questions regarding the application of the Insider Trading Policy or you have any reason to believe that a violation of the Insider Trading Policy has occurred or is about to occur, you should contact the Compliance Officer or a supervisor immediately.

Following is the Code of Ethics for The Capital Group Companies Inc. (Capital), which includes Capital Research and Management Company, the investment adviser to the American Funds and those involved in the distribution of the funds, client support and services; and Capital Group International Inc. (CGII), which includes Capital Guardian Trust Company and Capital International Inc. The Code of Ethics applies to all associates.

                           THE CAPITAL GROUP COMPANIES
                                 CODE OF ETHICS

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must always place the interests of clients and fund shareholders ahead of our own. Moreover, we should adhere to the spirit as well as the letter of the law and be vigilant in guarding against anything that could color our judgment.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of openness, integrity, honesty and trust. Accordingly, we have adopted certain standards as described below for the purpose of deterring wrongdoing and promoting: 1) honest and ethical conduct; 2) full, fair, accurate, timely and understandable disclosure in reports and documents; 3) compliance with applicable laws (including federal securities laws), rules, and regulations; 4) the prompt internal reporting of violations of our Code of Ethics; and 5) accountability for adherence to our Code of Ethics.

GENERAL GUIDELINES

Although specific policies are discussed in more detail below, these are general guidelines that all Capital associates should be aware of:

            - It is a crime in the U.S. and many other countries to transact in a company's securities while in possession of material nonpublic information about the company. If there is any question as to whether you've received material information (typically from a company "insider") you should contact any member of the legal staff to discuss.

            - You should not knowingly misrepresent, or cause others to misrepresent, facts about Capital to clients, fund shareholders, regulators, or any other member of the public. Disclosure in reports and documents should be fair and accurate.

            - You should not accept extravagant gifts or entertainment from persons or companies who are trying to solicit business from any of the Capital companies. Capital's Gifts and Entertainment Policy is summarized below.

            - Safeguarding nonpublic information - - ALL ASSOCIATES are responsible for safeguarding nonpublic information about securities recommendations and fund and client holdings (for example, analyst research reports, investment meeting

Code of Ethics                                                     November 2004
                  discussions or notes, current fund/client transaction information). If you have regular access to such information, you will likely be subject to additional personal investing limitations under Capital's Personal Investing Policy. Even if you are not a "covered person" under the Personal Investing Policy, certain general principles apply to you, and you should not trade based on any Capital company's confidential, proprietary investment information where fund or client trades are likely to be pending or imminent.

            - Other types of information (for example, marketing plans, employment issues, shareholder identities, etc.) may also be confidential and should not be shared with individuals outside the company (except those retained to provide services for the Capital companies).

EXCESSIVE TRADING OF CAPITAL-MANAGED FUNDS - - YOU SHOULD NOT ENGAGE IN EXCESSIVE TRADING OF THE AMERICAN FUNDS OR ANY OTHER CAPITAL-MANAGED INVESTMENT VEHICLES WORLDWIDE TO TAKE ADVANTAGE OF SHORT-TERM MARKET MOVEMENTS. EXCESSIVE ACTIVITY, SUCH AS A FREQUENT PATTERN OF EXCHANGES, COULD INVOLVE ACTUAL OR POTENTIAL HARM TO SHAREHOLDERS OR CLIENTS. Note that this applies to your spouse and any other immediate family members.

BAN ON PARTICIPATION IN IPOS - - Capital associates and their immediate family members residing in their household MAY NOT PARTICIPATE in Initial Public Offerings (IPOs). Although exceptions are rarely granted, they will be considered on a case-by-case basis, for example, where a family member is EMPLOYED by the IPO Company and IPO shares are considered part of that family member's compensation.

LIMITATION ON SERVICE ON BOARDS - - ASSOCIATES ARE DISCOURAGED FROM SERVING ON THE BOARD OF DIRECTORS OR ADVISORY BOARD of any public or private company (this does not apply to boards of Capital companies or funds). You must receive approval prior to serving on a board, except for boards of charitable organizations or other nonprofit organizations. In addition, certain associates will be sent a form annually and asked to disclose their board positions.

FAILURE TO ADHERE TO OUR CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION BEING TAKEN, INCLUDING TERMINATION.

ANNUAL CERTIFICATION OF CODE OF ETHICS

Each associate will receive a copy of the Code of Ethics annually and is responsible for certifying in writing that they have read and understood the Code.

REPORTING VIOLATIONS

You have a responsibility to report any violations of our Code of Ethics, including: (i) fraud or illegal acts involving any aspect of our business; (ii) noncompliance with applicable laws, rules and regulations; (iii) intentional or material misstatements in our regulatory filings, internal books and records or client records or reports; or (iv) activity that is harmful to our clients or fund shareholders. Deviations from controls or procedures that safeguard the company,

Code of Ethics                                                     November 2004
including the assets of shareholders and clients, should also be reported. Reported violations of the Code of Ethics will be investigated and appropriate actions will be taken.

You can report confidentially to:

      -     Your manager or department head

      -     Capital's Audit Committee

      -     any lawyer employed by the Capital organization

CAPITAL'S GIFTS AND ENTERTAINMENT POLICY - CONFLICTS OF INTEREST

      A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts and Entertainment Policy Committee.

      Gifts or entertainment that are reimbursed by Capital do not need to be reported (or pre-cleared). The expenses, however, are subject to the approval of the associate's manager. When giving a gift or extending entertainment on behalf of Capital, it is important to keep in mind that giving an extravagant gift or entertaining excessively or lavishly may create the appearance of conflict. Associates should also be aware that certain laws or rules may prohibit or limit gifts or entertainment extended to public officials -- especially those responsible for investing public funds.

POLITICAL AND CHARITABLE CONTRIBUTIONS

      In soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of Capital or any of its affiliates to be a factor in soliciting such contributions. In addition, certain associates are subject to additional restrictions due to their involvement with "College America(R)," the American Funds 529 College Savings Plan.

REPORTING

      Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 in value (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

GIFTS AND ENTERTAINMENT POLICY COMMITTEE

      The Gifts and Entertainment Policy Committee oversees administration of and compliance with the Policy.

Code of Ethics                                                     November 2004

INSIDER TRADING

      Antifraud provisions of U.S. securities laws as well as the laws of other countries generally prohibit persons in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

      While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all Capital associates and extend to activities both within and outside each associate's duties. ANY ASSOCIATE WHO BELIEVES THAT HE OR SHE MAY HAVE MATERIAL NON-PUBLIC INFORMATION SHOULD CONTACT A CAPITAL LAWYER.

PERSONAL INVESTING POLICY

      As an associate of The Capital Group Companies, you may have access to confidential information. This places you in a position of special trust.

      You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

      There are several rules that must be followed to avoid possible conflicts of interest in personal investments. Keep in mind, however, that placing the interests of clients and fund shareholders first is the core principle of our policies and applies even if the matter is not covered by a specific provision. The following is only a summary of Capital's Personal Investing Policy.

THE FOLLOWING PROVISIONS APPLY ONLY TO ASSOCIATES COVERED UNDER THE PERSONAL INVESTING POLICY.

COVERED PERSONS

      You are a "covered person" if you have access to non-public investment information relating to current or imminent fund/client transactions. If you receive a quarterly personal investing disclosure form, you are considered a covered person.

      Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, or a family member in the same household, or a trust or custodianship for which you are trustee or custodian, have a transaction in a security when the funds or client accounts

Code of Ethics                                                     November 2004
      are considering or concluding a transaction in the same security. FOR PURPOSES OF THIS POLICY, "COVERED PERSONS" INCLUDE IMMEDIATE FAMILY MEMBERS LIVING IN THE SAME HOUSEHOLD.

      Additional rules apply to "investment associates" including portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants (see below).

PROHIBITED TRANSACTIONS FOR COVERED PERSONS

      -     IPO investments

      - Writing puts and calls on securities that are subject to pre-clearance

      -     Short sales of securities that are subject to pre-clearance

INITIAL AND ANNUAL HOLDINGS REPORTS

Any associate that becomes a covered person must submit a list of portfolio holdings and securities accounts within 10 calendar days of becoming covered. In addition, all covered associates will be required to review and update their holdings and securities account information annually.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

      Covered persons must receive approval before buying or selling securities including (but not limited to):

         - stocks of companies (public or private, including purchases through private placements)

         - bonds (except U.S. government bonds or other sovereign government bonds rated AAA or Aaa or equivalent)

         -        venture capital partnerships

         - options on securities subject to pre-clearance (the exercise of options must also be pre-cleared)

         -        closed-end funds including investment trust companies

         - index funds or exchange-traded funds that are not on the pre-approved list of index funds/ETFs

         - transactions in the above securities in PEP and ISA accounts (available in the U.K. only) over which you have discretion

      Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee.

      Pre-clear requests will be handled during the hours the New York Stock Exchange ("NYSE") is open (generally 6:30am to 1:00pm Pacific Time).

      You will generally receive a response within one business day. Unless a different period is specified, clearance is good until the close of the New York Stock Exchange ("NYSE") on the day that you check. Associates from offices outside the U.S. and/or associates trading on non-U.S. exchanges are usually granted enough time to complete their transaction

Code of Ethics                                                     November 2004
      during the next available trading day. If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review. In addition, opportunities to acquire a stock that is "limited" (i.e., a broker-dealer is only given a certain number of shares to sell and is offering the opportunity to buy) may be subject to the Gifts and Entertainment Policy.

EXCEPTION FOR DE MINIMIS TRANSACTIONS

      THE DE MINIMIS EXCEPTION IS NOT AVAILABLE TO ASSOCIATES BASED IN TOKYO OR ASSOCIATES CONSIDERED INVESTMENT ASSOCIATES: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control associates including assistants.

      All other covered associates may execute ONE TRANSACTION (EITHER A BUY OR A SELL) OF 100 SHARES OR LESS PER ISSUER PER CALENDAR MONTH without pre-clearance. You must, however, still report these trades on your quarterly form. Larger or more frequent share transactions must be pre-cleared. IF AN ASSOCIATE PRE-CLEARS A TRANSACTION AND IS DENIED PERMISSION, S/HE MAY NOT EXECUTE A DE MINIMIS TRANSACTION IN THAT ISSUER WITHOUT PRE-CLEARANCE FOR A PERIOD OF SEVEN CALENDAR DAYS.

REPORTING TRANSACTIONS

      Covered persons must submit quarterly disclosure of certain transactions. You will receive reporting forms each quarter THAT ARE DUE NO LATER THAN 15 CALENDAR DAYS AFTER THE END OF THE QUARTER. Reports will be reviewed by the staff of the Personal Investing Committee. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

      REPORT ONLY (NO NEED TO PRE-CLEAR):

      - purchases or sales of any fund advised or sub-advised by a Capital company (for example, American Funds, Endowments, Capital International Funds, etc). NOTE THAT TRANSACTIONS IN AMERICAN FUNDS IN CAPITAL'S 401(K) OR MRP ACCOUNTS OR IN ACCOUNTS HELD WITH AMERICAN FUNDS SERVICE COMPANY (WHERE THE ACCOUNT NUMBER HAS BEEN DISCLOSED) NEED NOT BE REPORTED ON THE QUARTERLY FORM

      - purchases or sales of any other fund (except funds that are advised or sub-advised by a Capital company) that is not a U.S. registered open-end investment company (INCLUDING CLOSED END FUNDS AND FUNDS REGISTERED OUTSIDE THE U.S. SUCH AS OEICS AND LUXEMBOURG OR FRENCH SICAVS OR FCPS)

      - purchases or sales of index funds or exchange traded funds that are on the pre-approved list of funds

      -     participation in any CGII private equity fund/partnership

      -     de minimis transactions (see above)

      -     distributions of stock from venture capital partnerships

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

      - gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)

      -     sales pursuant to tender offers

      - options or futures of index funds or exchange traded funds that ARE on the pre-approved list of funds

      DO NOT PRE-CLEAR OR REPORT:

      - U.S. REGISTERED open-end investment companies (mutual funds) EXCEPT FUNDS ADVISED OR SUB-ADVISED BY ANY CAPITAL COMPANY

      - money market instruments or other short-term debt instruments with maturities (at issuance) of one year or less that are rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization or unrated but of equivalent quality

      - direct obligations of the U.S. Government or bonds issued by sovereign governments outside the U.S. that are rated AAA or Aaa or equivalent

      -     bankers' acceptances, CDs or other commercial paper

      -     currencies (including options and futures)

      -     commodities

      - transactions in accounts for which you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

      PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH, THE PERSONAL INVESTING COMMITTEE MAY PLACE LIMITATIONS ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS.

SECURITIES ACCOUNTS

1.    DISCLOSURE OF SECURITIES ACCOUNTS

      You must disclose the following types of accounts:

      - accounts currently holding securities that are subject to pre-clearance or reporting (including any accounts that hold funds advised or sub-advised by a Capital company)

      - accounts that have the ability to hold securities that are subject to pre-clearance or reporting

      - PEP and ISA accounts that hold securities subject to pre-clearance or reporting

      - accounts where you (or immediate family members residing with you) have completely turned over investment decision-making authority to a professional money manager

      You do not need to disclose accounts that can only hold cash or cash equivalents.

2.    DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

        You must submit duplicate statements and trade confirmations (or other equivalent documentation) for accounts currently holding securities that are subject to pre-clearance and/or reporting (other than American Funds accounts where records are held at American

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

      Funds Service Company). Covered persons should inform their investment broker-dealers that they are employed by an investment organization.

      In addition, covered persons must direct their broker-dealers to send duplicate trade confirmations and account statements (or other equivalent documentation) for all new or existing accounts on a timely basis. If they are not able to send duplicates directly, you must submit copies of all trade confirmations and account statements AS SOON AS THEY BECOME AVAILABLE.

      ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL AND ARE MAINTAINED BY LAO LEGAL IN ACCORDANCE WITH APPLICABLE FEDERAL SECURITIES LAWS.(1)

      If your broker requires a letter requesting duplicate trade confirmations and monthly statements, please contact the Staff of the Personal Investing Committee.

      If your broker will be sending confirmation statements for an immediate family member with a different last name than you, you should inform the staff of the Personal Investing Committee with the name of the family member and that person's relationship to you.

3.    PROFESSIONALLY MANAGED ACCOUNTS

      If you have an account where you have COMPLETELY turned over decision-making authority to a professional money manager (who is not covered by our policy), you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee. (This memo is not required for PIM accounts.) You must disclose the existence of these accounts and provide the account numbers on your personal investing disclosure forms. You do not need to pre-clear or report securities transactions in these accounts.

ADDITIONAL POLICIES FOR "INVESTMENT ASSOCIATES"

      1.    INVESTMENT ASSOCIATES

            Unless otherwise specified, the term "investment associates" includes: portfolio counselors/managers, investment analysts and research associates, trading associates including trading assistants, and investment administration, portfolio control and fixed income control including assistants.

      2.    DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

            Portfolio counselors/managers and analysts will be asked on a regular basis to disclose securities that they own both personally and professionally and, for analysts, securities that they hold personally that are within their research coverage. This disclosure will be reviewed on a periodic basis by the staff of the Personal Investing Committee or other

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(1) Information about particular transactions may be provided to an associate's supervisor or appropriate Human Resources manager by Personal Investing Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.

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                                       8
            appropriate Capital Committees. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or verbally (when discussing the company at investment meetings) prior to making a recommendation.(2) If you have any questions, you should contact the staff of the Personal Investing Committee.

      3.    BLACKOUT PERIODS

            Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account transacts in that issuer. The blackout period applies to trades in the same management company with which the associate is affiliated. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction may be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

      4.    BAN ON SHORT-TERM TRADING PROFITS

            Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

OTHER CONSIDERATIONS

      Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts.

      In addition, material outside business interests may give rise to potential conflicts of interest. Associates are asked to report if they are a senior officer of or own more than 5% of any private or public company that is or potentially may be doing business with any Capital company or with the American Funds. This reporting requirement also applies to any immediate family member residing within the associate's household.

PERSONAL INVESTING COMMITTEE

      Any questions or hardships that result from these policies or requests for exceptions should be referred to Capital's Personal Investing Committee.

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(2) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.

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